CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-255817 on Form S-6 of our report dated July 9, 2021, relating to the financial statements of FT 9469, comprising Target Dvd. Blend 3Q '21 - Term 10/7/22 (Target Dividend Blend Portfolio, 3rd Quarter 2021 Series) and Target High Quality Dvd. 3Q '21 - Term 10/7/22 (Target High Quality Dividend Portfolio, 3rd Quarter 2021 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

July 9, 2021